CERTIFICATE OF INCORPORATION
                                       OF
                              GALAXY VENTURES, INC.

         FIRST:  The name of this Corporation shall be: GALAXY VENTURES, INC.

         SECOND: Its registered office in the State of Delaware is to be located at 1013 Centre Road, in the City of Wilmington, County of New Castle 19805 and its registered agent at such address is Corporation Service Company.

         THIRD:  The purpose of the corporation shall be:

         To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         FOURTH: The total number of shares of stock which the Corporation shall have the authority to issue is:

         Twenty Five Million One Hundred Thousand (25,100,000) shares divided into Twenty Five Million (25,000,000) common shares with a par value of One-Tenth of One Cent ($.001) per share and One Hundred Thousand (100,000) Preferred shares with a par value of ($.001) per share.

         The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article, to provide for the issuance of the shares of preferred stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

         FIFTH:  The name and address of the incorporator is as follows:

                                            Thomas G. Kimble
                                            311 South State, Suite 440
                                            Salt Lake City, Utah 84111

         SIXTH: The Board of Directors shall have the power to adopt, amend or appeal the by-laws.

         SEVENTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

         IN  WITNESS   WHEREOF,   the   undersigned,   being  the   incorporator
hereinbefore named, has executed, signed and acknowledged this certificate of incorporation this 12th day of December, 1996.

                                                  /s/ Thomas G. Kimble
                                                  ----------------------------
                                                  Thomas G. Kimble, Incorporator